Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), dated September 1st , 2021 is made and entered into by and between HERITAGE INSURANCE HOLDINGS, INC., Delaware corporation, and all of its affiliate and subsidiary companies (collectively, the "Company"), and Tim Moura (the "Executive").

RECITALS

1. The Company is publicly traded and engaged in the insurance and financial services industry and has over $1 billion of in-force gross premiums across 16 states.

The Executive is currently the President of Narragansett Bay Insurance Company and NBIC Service Company (collectively "NBIC") and has been employed by the Company since 2014 pursuant to that certain Employment Agreement dated as of February 3, 2014 between the Company and Executive and amended pursuant to certain First Amendment to Employment Agreement dated as of January 30, 2018 (the "Prior Employment Agreement") which the Company and Executive agree is hereby terminated.

Given the Executive's unique experience and qualifications, the Company's Board of Directors has appointed Executive as NBIC's President effective January 1, 2018.

4. The Company and Executive desire to enter into this Agreement which sets forth the terms and conditions under which Executive shall serve as President of NBIC.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

Section I. Term

1.
Term of Employment. The Company and Executive agree that the Prior Employment Agreement is terminated as of September 1, 2021 (the "Effective Date"). The term of the Executive's employment as President of NBIC hereunder shall commence on the Effective Date and shall continue until December 31, 2023 (the "Initial Employment Term"), at which point this Agreement will automatically renew for successive twelve-month periods, unless terminated as hereinafter set forth, or as mutually agreed to by the parties (each a "Successive Employment Term" and together with the Initial Employment Term, the "Employment Te1m").

2.
Duties of Executive. The Executive shall serve as President of NBIC and shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be reasonably designated by the Board of Directors of the Company (the "Board") and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive shall devote his services on a full-time basis to the business and affairs of the Company. The Executive shall perform his assigned duties at the offices of the Company in Johnston, Rhode Island (the "Office").

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Section II. Compensation and Benefits

1.
Base Salary. During the Employment Term, the Executive shall receive a base salary at the annual rate of nine hundred fifty thousand dollars ($950,000). The base salary shall be payable in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes.
2.
Annual Cash Incentive. Beginning with calendar year 2021, and continuing throughout the Employment Term, Executive's annual cash incentive target is set at $125,000 with the ultimate potential cash incentive earned ranging from a threshold of $75,000 to a maximum of

$200,000, with pro rata amounts earned between threshold and maximum. Achievement of the annual cash incentive will be based on the performance criteria included in Heritage's executive incentive compensation program, attached as Schedule A.

3.
Annual Time-Based Restricted Stock. Executive will be issued $75,000 of time-based restricted stock on or as soon as administratively practical after October 1, 2021, which will vest in three equal annual installments, beginning with December 31, 2021. In all future calendar years during the Employment Term, Mr. Moura will be eligible to receive $75,000 of time-based restricted stock annually, which will similarly vest in three equal annual installments, beginning with December 31st of the grant year. The time-based restricted stock grants shall be subject to the terms and conditions of an award agreement between the Company and Executive which award agreement shall be subject to the terms and conditions of The Heritage Insurance Holdings, Inc. Omnibus Incentive Plan or any other equity incentive plan approved and adopted by the Board.

4.
Annual Performance Based Restricted Stock. Beginning with calendar year 2021, and continuing throughout the Employment Term, Executive's annual performance equity grant target is set at $100,000 with the ultimate potential performance equity earned ranging from a threshold of $50,000 to a maximum of $200,000. Pro rata amounts can be earned between threshold and maximum with performance measured over three consecutive calendar years, beginning with the grant year. Performance equity will be granted annually and will vest based on criteria and vesting requirements included in the Company's executive incentive compensation program, attached as Schedule A. The performance based equity grants shall be subject to the terms and conditions of an award agreement between the Company and Executive which award agreement shall be subject to the terms and conditions of The Heritage Insurance Holdings, Inc. Omnibus Incentive Plan or any other equity incentive plan approved and adopted by the Board.

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5.
Insurance. During the Employment Term, the Company shall obtain comprehensive major medical, hospitalization and disability insurance coverage, either group or individual life insurance, for the Executive and his dependents, and may obtain or may continue in force life ("key man") insurance on the Executive for the benefit of the Company/Executive (collectively, the "Policies"), which Policies the Company shall keep in effect at its sole expense throughout the Employment Tenn. The Policies to be provided by the Company shall be on terms as determined by the Board. Within 30 days following any termination of this Agreement, at the Executive's option, the Company shall assign to the Executive all insurance policies on the life of the Executive then owned by the Company in consideration of the payment by the Executive of the premiums accruing after the date of such termination.

6.
Disability. During the Employment Term, the Company shall maintain long-term disability insurance coverage on Executive in an amount equal to sixty percent (60%) of Executive's base salary during the Employment Term of this Agreement. In the case of a disability of Executive, all benefits provided for under the above-described coverage shall be paid directly to Executive. Executive represents and warrants that, to the best of his knowledge, he has no disability which would impair his ability to perform the duties called for under this Agreement. If Executive shall become unable to perform its duties as provided for herein by reason of illness or injury for a consecutive period of ninety (90) days, then the Company may, within thirty (30) days, suspend the officer ship of the Executive. In the event of such suspension, Executive shall remain an employee of the Company and receive the compensation and the fringe benefits as set forth in Section 2 through December 31st of the current year (the "Suspension Period"). Executive's employment with the Company shall terminate at the end of the Suspension Period if the Executive has not returned by the end of the Suspension Period to the full-time performance of his duties hereunder.

7.
Working Facilities. During the Employment Term, the Company shall furnish the Executive with an office, and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

8.
Vacation. Executive shall receive up to thirty paid vacation days every calendar year. Any portion of the unused annual vacation days shall be accrued and will accumulate and may be used by the Executive at any time during his employment. If Executive has not used all of his accrued and accumulated vacation time at the termination of his employment, the Company shall pay any unused vacation to Executive in a lump sum within ninety (90) days following his termination of employment.

Section Ill. Termination.

1.
Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement "Cause" shall only mean (i) any action or omission of the Executive which constitutes a breach of this Agreement, (ii) fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation as against the Company, (iii) conviction of a felony; material violation of Company policies which causes material reputational or financial harm to the Company. Upon any determination by the Company's Board that Cause exists under clause

(i) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive. Executive shall have the right to appear before such special meeting of the Board to refute any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination for cause, the Company shall have no obligation to pay the Executive any compensation or benefits under this Agreement.

2.
Severance. If Executive is terminated without Cause or voluntarily terminates his employment for Good Reason, the Executive shall be entitled to a lump-sum cash severance payment equivalent to one times his annual base salary in effect immediately preceding termination, but not less than $950,000, to be paid within ninety (90) days of his termination and upon receipt of any Company required release to comply with Code Section 409A. In addition, the Executive will be entitled to receive a prorated annual cash incentive for the year of termination, subject to satisfying performance criteria, payable consistent with the Company's normal annual cash incentive schedule included in the Company's executive incentive compensation program, attached as Schedule A. All previously granted and unvested time-based and performance-based stock compensation will immediately vest. As used in this Agreement, "Good Reason" shall mean, without the Executive's consent (i) reduction in Executive's base salary, (ii) reduction in Executive's cash bonus opportunity, (iii) reduction in Executive's stock compensation opportunity, (iv) reduction in title, duties or responsibilities, (v) any requirement that the Executive report to anyone other than the Chief Executive Officer, (vi) meaningful, involuntary relocation of Executive's principal place of business, or (vii) a material breach of this Agreement by the Company.

3.
Voluntary. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Executive for any reason by giving no less than 90 days prior written notice. The Company shall not be responsible for any further compensation of any kind to the Executive beyond 90 days from the date the Executive provides notice of his intent to terminate his employment unless the voluntary termination is with Good Reason, in which case the Severance clause of this Agreement will apply.

4.
Change of Control. For the purposes of this Agreement, (i) a "Change of Control" shall be deemed to have taken place if: (i) any person, including a "group" as defined in

Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the Effective Date, having greater than 50% of the combined voting power of the then outstanding shares of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions and the (ii) the "Change of Control Date" shall be the date on which a Change of Control occurs.

During the remaining Employment Term hereof after a Change of Control Date, the Company (or the acquiring or surviving entity, will continue to be bound by this Agreement. Following a Change of Control, if the Executive is terminated without Cause or voluntarily terminates his employment for Good Reason, Section III(2) of this Agreement will apply, but the lump sum cash severance payment will instead equal 1.5 times the Executive's base salary in effect immediately preceding termination, reflecting a minimum payment of$1,425,000, to be paid within ninety (90) days following his termination. The Executive will be entitled to receive a prorated annual cash incentive for the year of termination, subject to satisfying performance criteria, payable consistent with the Company's normal annual cash incentive schedule included in the Company's executive incentive compensation program, attached as Schedule A. All previously granted and unvested time-based and performance-based stock compensation will immediately vest.

Section IV. Restrictive Covenants

1.
Confidentiality/Non-Disclosure. "Confidential Information" shall mean any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as "confidential" or "private"), in any form or medium. that is disclosed to, or developed or learned by, the Executive, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

a.
Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

b.
Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company's or its Subsidiaries' suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

c.
Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

d.
Intellectual Property not generally available to the public or published by the Company or its Subsidiaries. "Intellectual Property," or "IP," shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its Subsidiaries; (3) trade secrets; (4) know-how; (5) customer lists and confidential information; and (6) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.

2.
Acknowledgements.

a.
The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company.

It is further acknowledged by the Executive that if the general public or competitors (now existing or to be created in the future) learn of these ongoing discussions and negotiations with potential investors as a result of the Executive's failure to comply hereunder, irreparable harm and substantial financial loss may occur to the Company's, the Insurance Entity or other Subsidiary's viability and future revenues. The Executive acknowledges and agrees that the knowledge and experience the Executive shall acquire by virtue of employment by the Company during the Employment Term is of a special, unique and extraordinary character and hat such position allows the Executive access to Confidential Information and Intellectual Property.

b.
The Executive acknowledges and agrees that (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries their viability and future revenues;
(a)
the Company or its Subsidiaries would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; (c) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement. The Executive acknowledges and agrees this Agreement is binding on the Executive's heirs, executors, successors, administrators, representatives and agents.

a.
The Executive agrees to receive and to treat Confidential Information and the knowledge of IP on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

1. To use the Confidential Information for the singular purpose of benefiting the Company and its Subsidiaries, and specifically not use the Company's and its Subsidiaries' customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of the Executive or any Person;

11. Not to disclose Confidential Information, except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive's assigned duties for the Company or its Subsidiaries, to any Person without the prior express written consent of the Board;

To tender all Confidential Information to the Company, and

destroy any of the Executive's additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement

111. To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or

(b) during the Employment Term of this Agreement, or ( c) which results or is suggested by any work done for or at the request of the Company or its

Subsidiaries, or (d) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

1v. To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;

ii.
Immediately notify the Board of any breach of this Agreement; and

iii.
Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries, or assigned or to be assigned by the Executive to the Company or its Subsidiaries.

2.
Non-Solicitation. For a period of one (1) year after Employee leaves the employment of Company, the Employee covenants and agrees with the Company that the Employee will not, directly or indirectly, attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (1) year.

3.
Non-Compete. For a period of one (1) year following the Executive's last day of employment, the Employee covenants and agrees with the Company that the Employee will not serve as an employee for any Business that writes the same insurance products in the states in which the Company or its Subsidiaries sell insurance products as of the date of this Agreement. For purposes hereof, "Business" shall mean a homeowner insurance carrier deriving 90% or more of its prior year written premium from coastal homeowners policies in the northeastern United States. "Business" shall also mean any Florida domiciled insurance carrier regardless of the percentage of prior year written premium from coastal homeowners policies. If Executive is involuntarily terminated for any reason, or voluntarily terminates his employment for Good Reason, the terms of this non- compete shall be unenforceable.

Section V. Taxes

Generally. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

1.
Section 409A Compliance. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance promulgated or issued thereunder ("Section 409A"), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, he, she or it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company). If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive's employment shall be made unless and until the Executive incurs a "separation from service" within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent necessary to comply with Section 409A of the Code, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions is a permissible payment event for purposes of Treasury Regulation Section l.409A-3(a)(5) of the Code. If the Executive is a "specified employee" (as reasonably determined by the Company in accordance with Section 409A), then no payment or benefit that is payable on account of the Executive's "separation from service", as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive's "separation from service" (or, if earlier the date of the Executive's death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive's income for Federal income tax purposes (the "Taxable Reimbursements") shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and neither the Company nor any Related Entity shall have any liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

2.
Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company Group to the Executive or for the Executive's benefit pursuant to the terms of this

Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Code and would, but for this Section be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be payable either

(i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive's receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If a reduction in payments or benefits is necessary, reduction shall occur in the following order: (i) cash payments; (ii) equity-based payments and acceleration; and (iii) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that are not "deferred compensation" within the meaning of Section 409A of the Code and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. Any determination required hereunder, including whether any payments or benefits are Parachute Payments, shall be made by the Company in its sole discretion.

Section VI. Miscellaneous

1.
Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

2.
Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company and its Subsidiaries, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company and its Subsidiaries on termination of this Agreement or on the Board's request at any time.

3.
Survival. The restrictions and obligations of this Section IV shall survive any expiration, termination, or cancellation of either the Employment Term of this Agreement and shall continue to bind the Executive and the Executive's respective heirs, executors, successors, administrators, representatives and agents.

4.
Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Section III, Paragraph 4 hereof.

5.
Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns. The obligations of Company and the Subsidiaries to Executive are joint and several. All provisions of this Agreement are specifically enforceable by the Subsidiaries in addition to Company. Each of the Subsidiaries shall be considered a third-party beneficiary under the provisions of this Agreement.

6.
Further Assurances. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purpose of this Agreement.

7.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

8.
Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

9.
Assignment. This Agreement may not be assigned by the Executive and may not be assigned by the Company except as described in above.

10.
Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the application of the principles pertaining to conflicts of laws.

11.
Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision. ·

12.
Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

13.
Arbitration. The parties agree that all disputes related to this Agreement, other than disputes seeking equitable remedies, shall be submitted to arbitration in Pinellas County, Florida pursuant to the rules of the American Arbitration Association.

14.
Equitable Remedy. The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees to oppose the aggrieved party's request for, equitable relief in the fom1 of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

15.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.
16.
Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the address first stated herein, or to such other address as either party hereto shall from time to time designate.

Agreed to by

Heritage Insurance Holdings, Inc.

By: /s/ EENIE GARATEIX

Ernie Garateix, CEO

Executive

By: /s/ TIM MOURA

Tim Moura, President NBIC

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Schedule A

ANNUAL INCENTIVE COMPENSATION PLAN

Eligible executives can receive annual performance-based cash and stock bonuses and annual time based stock grants in accordance with Heritage's annual incentive compensation plan. Annual cash bonuses are associated with Heritage's short-term annual incentive plan, while annual time-based and performance-based stock bonuses are associated with Heritage's long-term annual incentive plan.

Payout amounts for annual cash and performance stock bonuses are based on target dollar amounts established in eligible executives' employment agreements. The dollar amount of time-based restricted stock grants that executives are eligible to receive annually are similarly outlined in executives' employment agreements.

Cash and performance stock bonus payouts

Cash bonus Threshold Target		Max	Performance Stock Threshold Target Max
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

Note: pro rata amounts are calculated between threshold and target and target and max.

Annual short-term incentive plan:

Heritage's short-term incentive plan is performance-based and consists of annual cash bonuses that are payable no later than March 5th of the subsequent calendar year. Performance criteria are measured over a single calendar year. The Board and CEO may review the metrics on an annual basis and may adjust any metrics as needed.

Cash bonus criteria 2021

Weighting Threshold Target Max

[ ]	HIH Net operating Ratio*	[ ]	[ ]	[ ]
[ ]	NBIC Holding Net Operating Ratio*	[ ]	[ ]	[ ]
[ ]	Ex-FL organic GPW growth**	[ ]	[ ]	[ ]

[ ] Qualitative Qualitative

Qualitative

*The numerator of the net operating ratio is calculated as the sum of net losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, less net investment income and policy fee income, while the denominator represents net premiums earned.

**Organic gross premiums written {GPW) growth is calculated as year over-year GPW growth excluding premiums associated with acquisitions of whole entities for twelve months from the acquisition date.

12.

Annual long-term incentive plan:

Heritage's long-term incentive plan consists of two components:

•
Annual grants of time-based restricted stock that vests in one-third annual increments, beginning with December 31st of the grant year.
•
Annual grants of performance-based restricted stock that vest following the conclusion of the three year performance period, but no later than March 5th of the calendar year following the three-year performance period. The performance period is over three calendar years, beginning with the year of grant.

Performance stock criteria

Threshold Target Max

3-year adjusted book value per share growth [ ] [ ] [ ]

Note: adjusted book value per share growth excludes cumulative dividends declared and accumulated other comprehensive income.